Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors

Vubotics, Inc.

We hereby consent to the use in the 10-KSB of Vubotics, Inc. of our report dated March 29, 2006 relating to the financial statements of Vubotics, Inc. as of December 31, 2005.

E. PHILIP BAILEY, CPA, P.C.

/s/ E. Philip Bailey, CPA, P.C.
P O Box 950
Alpharetta, GA 30009

March 31, 2006